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As filed with the Securities and Exchange Commission on May 10, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TEKTRONIX, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-0343990
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
14200 SW Karl Braun Drive Beaverton, Oregon (Address of Principal Executive Offices)	97077 (Zip Code)

Tektronix, Inc.
Executive Deferred Compensation Plan
Tektronix, Inc.
Executive Stock Deferral Plan
(Full title of plans)

James F. Dalton
Vice President, General Counsel and Secretary
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, OR 97077
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 627-6700

Copy to:
Margaret Hill Noto
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Deferred Compensation Obligations under Tektronix, Inc. Executive Deferred Compensation Plan(1)	$5,296,000	N/A		$5,296,000		$1,324

Deferred Compensation Obligations under Tektronix, Inc. Executive Stock Deferral Plan(2)	$1,324,000	N/A		$1,324,000		$331

Common Shares, without par value	50,000 Shares(3)	$24.40	(4)	$1,220,000	(4)	$305

(1)
The Deferred Compensation Obligations are unsecured obligations of Tektronix, Inc. to pay deferred compensation in the future in accordance with the terms of the Tektronix, Inc. Executive Deferred Compensation Plan.
(2)
The Deferred Compensation Obligations are unsecured obligations of Tektronix, Inc. to pay deferred compensation in the future in accordance with the terms of the Tektronix, Inc. Executive Stock Deferral Plan.
(3)
These shares may be purchased in the open market and delivered from time to time under the Tektronix, Inc. Executive Stock Deferral Plan.
(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $24.40, which was the average of the high and low prices of the Common Shares on the New York Stock Exchange on May 4, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

    The following documents filed by Tektronix, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

      (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

      (c) The description of the authorized capital stock of the Company contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

    The Company's Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan") and the Company's Executive Stock Deferral Plan (the "Executive Stock Deferral Plan") will each provide certain eligible employees of the Company with an opportunity to defer a portion of their compensation. The respective obligations of the Company under the Executive Deferred Compensation Plan and the Executive Stock Deferral Plan (collectively, the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan, as applicable. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

    Although the respective benefits under the Executive Deferred Compensation Plan and the Executive Stock Deferral Plan will be paid from the general assets of the Company, the Company has established a "rabbi trust" to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust in a subtrust for purposes of the Executive Deferred Compensation Plan may only be used to pay benefits under the Executive Deferred Compensation Plan or to satisfy the claims of the Company's general creditors. Amounts held under the rabbi trust in a subtrust for purposes of the Executive Stock Deferral Plan may only be used to pay benefits under the Executive Stock Deferral Plan or to satisfy the claims of the Company's general creditors.

    The amount of compensation to be deferred by each participant in the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan will be based on elections by the participant in accordance with the terms of the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan, as applicable, and the Obligations under each plan will generally become due on retirement, death, other termination of employment or on such other date as the participant elects and in the form elected by the participant in accordance with the terms of the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan, as applicable. Under the Executive Deferred

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Compensation Plan, the Obligations will be indexed to one or more investment alternatives selected by the participant from a range of such alternatives (not including the Company's Common Shares), and the amount of the Obligations payable to each participant under the Executive Deferred Compensation Plan will increase or decrease based on the investment returns of the chosen investment alternatives. Under the Executive Stock Deferral Plan, the Obligations will be indexed only to the Company's Common Shares. However, participant deferrals under both the Executive Deferred Compensation Plan and the Executive Stock Deferral Plan will become the Company's general assets, and, as a result, the participants will have no ownership interest in any of the deferred compensation or the investment alternatives. The Company may, but is not obligated to, invest the deferred compensation in one or more of the investment alternatives. Obligations under the Executive Deferred Compensation Plan will be denominated and payable in United States dollars. Obligations under the Executive Stock Deferral Plan will be settled in Common Shares, and the rabbi trust may purchase Common Shares of the Company in the open market for this purpose.

    A participant in either the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan may not sell, assign, transfer, pledge or otherwise encumber any amounts credited to his or her account under the applicable plan. Each such participant may designate a beneficiary to receive benefits under the applicable plan upon the participant's death. The Company reserves the right to amend or terminate either the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan at any time, except that no such amendment or termination shall reduce any amounts already credited to a participant's account under the Executive Deferred Compensation Plan or the Executive Stock Deferral Plan, as applicable. If any amount of the Obligations that would otherwise be paid to a participant would be non-deductible to the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, then the Company may defer payment of such amount until the first calendar year in which such amount would be deductible to the Company. The total amount of Obligations under the Executive Deferred Compensation Plan being registered pursuant to this Registration Statement is $5,296,000, and the total amount of Obligations under the Executive Stock Deferral Plan being registered pursuant to this Registration Statement is $1,324,000.

Item 5. Interests of Named Experts and Counsel.

    Not Applicable.

Item 6. Indemnification of Directors and Officers.

    The Oregon Business Corporation Act (the "Oregon Act") permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors, except that no such provision may eliminate or limit a director's liability for (a) breach of the director's duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase of stock or (d) any transaction from which the director derived an improper personal benefit. The Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), limit the personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors to the fullest extent permitted by the Oregon Act.

    The Oregon Act and the Company's Restated Articles and Bylaws, as amended (the "Bylaws"), contain provisions regarding indemnification of directors and officers. In addition, certain directors and officers have entered into indemnity agreements (the "Indemnity Agreements") with the Company. The general effect of the Oregon Act, the Restated Articles, the Bylaws and the Indemnity Agreements can be summarized as follows:

      (a) The Oregon Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a

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  corporation (1) shall be indemnified by the corporation for reasonable expenses of such litigation when the director or officer is wholly successful on the merits or otherwise, (2) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in settlement of such litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (3) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation. The indemnification described in clauses (2) and (3) above may be made only upon a determination by (a) a majority of a quorum of disinterested directors or a committee of disinterested directors, (b) independent legal counsel or (c) the shareholders that indemnification is proper because the applicable standard of conduct has been met. The Oregon Act authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified. The Oregon Act authorizes a court to award additional indemnification. The Oregon Act also authorizes a corporation to provide officers' and directors' liability insurance and provides that statutory indemnification rights are not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, board action, vote of shareholders or otherwise.

      (b) The Company's Restated Articles and Bylaws provide that the company shall indemnify to the fullest extent then permitted by law a person who is made a party to an action, suit or proceeding, whether civil, criminal, administrative or otherwise (including a derivative action) because that person (1) is or was a director or officer of the Company or (2) is or was serving at the request of the Company as a director or officer of another corporation, partnership or enterprise. The indemnity shall extend to all expenses, amounts paid in settlement, judgments and fines incurred by the director or officer.

      (c) The Company has entered into Indemnity Agreements with certain directors and officers, which require the Company to indemnify the officer or director to the fullest extent permitted by law. The Indemnity Agreements also alter or clarify the statutory indemnity in the following respects, subject to specified exceptions: (1) indemnity is explicitly provided for settlements in derivative actions, (2) prompt indemnification is required unless a determination is made that the director or officer has not met the required standard, (3) indemnification is provided with respect to a proceeding involving a claim for breach of fiduciary duty and (4) prompt advancement of expenses is required upon receipt of an undertaking that the director or officer will repay such amounts if it is ultimately determined that he or she is not entitled to indemnification, unless a determination is made that the director or officer has not met the required standard.

    The Company has obtained insurance protecting officers and directors against certain liabilities which they may incur in their capacities as such.

Item 7. Exemption From Registration Claimed.

    Not Applicable.

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Item 8. Exhibits.

4.1	Restated Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit (3)(i) to the Company's Form 10-Q filed October 9, 1998 for the quarter ended August 29, 1998. Articles of Amendment establishing Series B No Par Preferred Shares incorporated by reference to Exhibit (3)(i) to the Company's Form 10-Q filed October 6, 2000 for the quarter ended August 26, 2000. SEC File No. 1-4837.
4.2	Bylaws, as amended, of the Company. Incorporated by reference to Exhibit (3)(ii) to the Company's Form 10-Q filed October 6, 2000 for the quarter ended August 26, 2000. SEC File No. 1-4837.
4.3
Rights Agreement, dated June 21, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C. Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed June 28, 2000. SEC File No. 1-4837.
5.1	Opinion of Stoel Rives LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.

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Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on May 1, 2001.

TEKTRONIX, INC.
By	JAMES F. DALTON James F. Dalton, Vice President, General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 1, 2001.

Signature	Title

*RICHARD H. WILLS Richard H. Wills	Chief Executive Officer, President and Director (Principal Executive Officer)
*COLIN L. SLADE Colin L. Slade	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*JEROME J. MEYER Jerome J. Meyer	Director
*PAULINE LO ALKER Pauline Lo Alker	Director
*A. GARY AMES A. Gary Ames	Director
*GERRY B. CAMERON Gerry B. Cameron	Director
*DAVID N. CAMPBELL David N. Campbell	Director
*PAUL C. ELY, JR. Paul C. Ely, Jr.	Director

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*FRANK C. GILL Frank C. Gill	Director
*MERRILL A. MCPEAK Merrill A. McPeak	Director
*RALPH V. WHITWORTH Ralph V. Whitworth	Director
*By	JAMES F. DALTON James F. Dalton, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Restated Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit (3)(i) to the Company's Form 10-Q filed October 9, 1998 for the quarter ended August 29, 1998. Articles of Amendment establishing Series B No Par Preferred Shares incorporated by reference to Exhibit (3)(i) to the Company's Form 10-Q filed October 6, 2000 for the quarter ended August 26, 2000. SEC File No. 1-4837.
4.2	Bylaws, as amended, of the Company. Incorporated by reference to Exhibit (3)(ii) to the Company's Form 10-Q filed October 6, 2000 for the quarter ended August 26, 2000. SEC File No. 1-4837.
4.3
Rights Agreement, dated June 21, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C. Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed June 28, 2000. SEC File No. 1-4837.
5.1	Opinion of Stoel Rives LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX